Exhibit 99.1

Contact:

John Luttrell

(949) 699-3918

THE WET SEAL, INC. REPORTS FOURTH QUARTER AND

FISCAL 2006 RESULTS, PROVIDES GUIDANCE FOR ITS

FISCAL 2007 FIRST QUARTER AND ANNOUNCES

SHARE REPURCHASE AUTHORIZATION

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)— March 29, 2007 —The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced results for its fourth fiscal quarter and full fiscal year ended February 3, 2007, provided guidance for its fiscal 2007 first quarter and announced an additional share repurchase authorization.

FINANCIAL RESULTS

The net loss for the fourth quarter was $5.7 million, or $0.07 per diluted share. Operating income for the quarter totaled $4.8 million. Included in the quarterly results are a non-cash interest charge of $11.0 million associated with the conversion of the Company’s Convertible Notes (the “Notes”), non-cash stock compensation charges of $3.6 million and a $0.4 million non-cash asset impairment charge. Before the effect of these items, net income was $9.2 million, or $0.09 per diluted share, and operating income was $8.8 million, or 5.3% of net sales. These results compare favorably to the Company’s most recent guidance indicating operating income before the effect of items ranging from $7.7 million to $8.7 million.

In the prior year fourth quarter, the Company reported a net loss of $2.9 million and operating income of $0.6 million. The net loss for the prior year fourth quarter includes a non-cash interest charge of $3.1 million associated with the conversion of Notes, a non-cash stock compensation charge of $7.0 million and a $0.6 million non-cash asset impairment charge. Before the effect of these items, net income was $7.8 million and operating income was $8.2 million, or 5.8% of net sales.

For the fiscal year, the Company reported a net loss attributable to common stockholders of $12.8 million, or $0.18 per diluted share, and operating income of $15.0 million. The net loss included $15.0 million in non-cash stock compensation charges, a $29.1 million non-cash interest charge associated with conversions of Notes, a $3.7 million favorable sales adjustment related to modifications to a customer loyalty program, a $0.4 million non-cash asset impairment charge and a credit to reverse a prior accrual for store closure costs of $0.7 million. Before the effect of these items, net income was $27.1 million and operating income was $26.0 million, or 4.6% of net sales.

In the prior year, the Company reported a net loss attributable to common stockholders of $52.7 million, or $1.19 per diluted share, and an operating loss of $16.2 million. The net loss included $24.6 million in non-cash stock compensation charges, an $8.8 million non-cash interest charge associated with conversions of Notes, a store closure charge of $4.5 million, a $1.0 million non-cash asset impairment charge and $23.3 million for the accretion of non-cash dividends on preferred stock. Before the effect of these items, net income was $9.5 million and operating income was $13.9 million, or 2.8% of net sales.

Consistent with the National Retail Federation calendar, fiscal 2006 included an extra week in the fourth quarter. The extra week increased total reported net sales by $9.4 million.

For the 14 weeks ended February 3, 2007, comparable store sales increased 3.1% when compared to the 14 weeks ended February 4, 2006. The Company reported a 44.6% increase in comparable store sales in the fourth quarter last year. Net sales for the 14 weeks ended February 3, 2007 were $166.4 million, compared to net sales of $141.4 million for the 13 weeks ended January 28, 2006.

For the 53 weeks ended February 3, 2007, comparable store sales increased 6.1% when compared to the 53 weeks ended February 4, 2006. The Company reported a 44.7% increase in comparable store sales for fiscal 2005. Net sales for the 53 weeks ended February 3, 2007 were $564.3 million, compared to net sales of $500.8 million for the 52 weeks ended January 28, 2006.

Joel Waller, chief executive officer, commented, “Our fourth quarter results were somewhat above our most recent guidance. We are encouraged by sales and margins so far in the first quarter, and I have confidence in our merchant teams’ abilities to exploit current fashion trends. Based upon recent trends, we now estimate a March comparable store sales increase in the high single digits.

“Our focus in 2007 will be on driving profit margins, and a key component of this process is to maximize inventory efficiency. We have already begun a disciplined approach to increase inventory turns and we expect that our average per store inventory balance at the end of the first quarter will reflect an increase of between 3% and 5% when compared to the balance at the end of last year’s first quarter. This significant improvement is being accomplished primarily through a moderation in purchases, and we do not expect an increase in markdown rates related to these activities. Our plans call for an acceleration in inventory turns as we move through the balance of the year.”

The Company opened 14 new stores during the fourth quarter, net of closures. At February 3, 2007, the Company operated 430 stores, consisting of 338 Wet Seal stores and 92 Arden B stores.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income (loss) and operating income (loss) before certain charges and credits, which are non-GAAP financial measures. The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the fourth quarter and annual periods (in millions):

Fourth Quarter

	2006		2005
	Net Income (Loss)	Operating Income	Net Income (Loss)	Operating Income
Financial measure before certain (charges)/credits (non-GAAP)	$9.2	$8.8	$7.8	$8.2
(Charges)/credits:
Non-cash stock compensation	(3.6)	(3.6)	(7.0)	(7.0)
Non-cash interest charge on conversions of notes	(11.0)	—	(3.1)	—
Non-cash asset impairment charge	(0.4)	(0.4)	(0.6)	(0.6)
Income tax impact of above items	0.1	—	—	—

GAAP financial measure	$(5.7)	$4.8	$(2.9)	$0.6

Fiscal Year

	2006		2005
	Net Income (Loss)(a)	Operating Income	Net Income (Loss)(a)	Operating Income (Loss)

Financial measure before certain (charges)/credits (non-GAAP)	$27.1	$26.0	$9.5	$13.9
(Charges)/credits:
Adjustment to customer loyalty sales reserve	3.7	3.7	—	—
Non-cash stock compensation	(15.0)	(15.0)	(24.6)	(24.6)
Non-cash interest charge on conversions of notes	(29.1)	—	(8.8)	—
Non-cash asset impairment charge	(0.4)	(0.4)	(1.0)	(1.0)
Store closure reserve (accrual)/reversal	0.7	0.7	(4.5)	(4.5)
Accretion of non-cash dividends on preferred stock	—	—	(23.3)	—
Income tax impact of above items	0.2	—	—	—

GAAP financial measure	$(16.2)	$(12.8)	$15.0	$(52.7)

(a)	Net income(loss) attributable to common stockholders

The rationale for management’s use of non-GAAP financial measures is available on the Company’s website at www.wetsealinc.com and as an attachment to the Form 8-K that includes this press release, and is being furnished today to the Securities and Exchange Commission.

Guidance for First Quarter of Fiscal 2007

For the first quarter, earnings are estimated in the range of $0.04 to $0.08 per diluted share, and include a $1.3 million charge, or $0.01 per diluted share, for non-cash stock compensation. This guidance is based on the following major assumptions:

•

Net sales between $139 million and $141 million versus $125 million in the prior year. The prior year results include a $2.3 million credit to sales for changes made to a customer loyalty program. Where applicable, the rates used herein have been adjusted to eliminate the effect of this credit from the prior year’s measures.

•

Comparable store sales increase between 4% and 6% versus a 20.0% increase in the prior year. The credit in the prior year for the customer loyalty reserve reduction is not included in the comparable store sales calculations.

•	18 net new store openings at the Wet Seal division.

•	Gross margin rate before stock compensation between 33.8% and 35.6% versus an adjusted 36.5% rate in the prior year.

•	SG&A expense rate before stock compensation between 29.5% and 30.7% versus an adjusted 31.0% rate in the prior year.

•	Store pre-opening expenses of $1.0 million versus a negligible amount in the prior year.

•	Operating income between $3.0 million and $7.3 million. Included in operating income is a non-cash stock compensation charge of $1.3 million.

•

Interest income of $1.0 million versus $18.2 million in interest expense last year. The prior year included $18.1 million of interest expense for the write off of unamortized debt discounts, deferred financing costs and accrued interest on conversions of Notes. The guidance does not include an estimate for any accelerated write off of unamortized discounts, deferred financing costs or accrued interest associated with Notes that may be converted into common stock during the first quarter of fiscal 2007 due to an inability to predict the timing of any such conversions. The remaining balance of such costs and credits, which totaled $6.0 million at fiscal year end, will be amortized over the remaining term of the Notes or ratably written off to interest expense as the Notes are converted.

•	Income tax expense of $0.2 million in the first quarter of the current year.

•	Weighted average diluted shares of common stock outstanding of 106 million.

Additional Financial Information

The Company estimates non-cash stock compensation expense in fiscal 2007 will be approximately $5.3 million.

The Company anticipates opening between 58 and 62 net new stores in fiscal 2007. The Company expects net annual capital expenditures of approximately $38 million.

The Company has approximately $161 million in federal net operating tax loss carry-forward credits available to reduce future income tax liabilities. The amounts able to be utilized are subject to annual limitations. In 2007, the Company estimates there is approximately $67 million in available net operating losses that can be used to reduce federal taxes. Any remaining balance will be available for carryover to future fiscal years through 2023 to 2025, subject to annual limitations. The utilization of state net operating loss carry-forward credits may also be limited and will be determined on a state-by-state basis after considering the income attributable to each state and any limitation on net operating loss utilization for that state. Also with respect to income taxes, certain of the Company’s expenses for financial reporting purposes, including non-cash interest charges upon conversion of convertible notes and the amortization of the convertible notes discount, are not tax-deductible and could cause increases in the Company’s effective tax rate.

The Company estimates an effective tax rate in fiscal 2007 of 3%, mainly due to limitations in the ability to offset alternative minimum taxes with net operating loss carry-forwards.

For purposes of calculating earnings per share, the Company estimates its fiscal 2007 diluted share count will be approximately 106 million to 107 million.

Share Repurchase Authorization

The Company indicated that on March 28, 2007, the Board of Directors authorized it to repurchase up to 4,000,000 shares of its Class A Common Stock. Repurchases are at the option of the Company and can be discontinued at any time.

The Company will host a live conference call and question and answer session at 8:00 a.m. Pacific Daylight Time today. To participate in the conference call, please dial (800) 238-9007 and provide ID#2154186. A replay of the call will be available until April 5, 2007. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above. A webcast of the call will also be available on our website www.wetsealinc.com.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items to young women. The Company currently operates a total of 432 stores in 46 states, the District of Columbia and Puerto Rico, including 341 Wet Seal stores and 91 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s sales trends, comparable store sales and sales guidance, expected inventory balances and improvements in inventory turns, scheduled openings of new stores, first quarter guidance and assumptions underlying the first quarter guidance, expected effective tax rate and estimated weighted shares outstanding, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended October 28, 2006, as filed with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

###

THE WET SEAL, INC.

SUMMARY STATEMENTS OF OPERATIONS

(000'S OMITTED, EXCEPT SHARE DATA)

(Unaudited)

	14 Weeks Ended February 3, 2007	13 Weeks Ended January 28, 2006	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006
Net sales	$166,401	$141,378	$564,324	$500,807
Gross margin	55,929	47,524	193,436	161,324
Selling, general & administrative expenses	50,745	46,334	178,703	171,988
Store closure (adjustments) costs	(90)	-	(730)	4,517
Asset impairment	425	566	425	989

Operating income (loss)	4,849	624	15,038	(16,170)
Interest expense, net	(10,197)	(3,605)	(27,568)	(12,862)

Loss before income taxes	(5,348)	(2,981)	(12,530)	(29,032)
Provision (benefit) for income taxes	310	(93)	308	330

Net loss	(5,658)	(2,888)	(12,838)	(29,362)
Accretion of non-cash dividends on convertible preferred stock	—	—	—	(23,317)

Net loss attributable to common stockholders	$(5,658)	$(2,888)	$(12,838)	$(52,679)

Net loss per share, basic and diluted	$(0.07)	$(0.06)	$(0.18)	$(1.19)

Weighted average shares outstanding, basic and diluted	79,266,420	52,482,225	72,577,398	44,340,894

THE WET SEAL, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(000'S OMITTED)

(Unaudited)

	February 3, 2007	January 28, 2006
ASSETS
Cash and cash equivalents	$105,254	$96,806
Income taxes receivable	56	136
Merchandise inventories	34,231	25,475
Other current assets	12,399	6,636

Total current assets	151,940	129,053
Equipment and leasehold improvements, net	50,525	43,637
Deferred financing costs	555	3,236
Other assets	1,651	1,633
Goodwill	3,496	3,496

Total assets	$208,167	$181,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable - merchandise	$11,143	$13,953
Accounts payable - other	10,078	9,883
Income taxes payable	128	—
Accrued liabilities	37,256	36,041
Current portion of deferred rent	3,381	3,973

Total current liabilities	61,986	63,850

Long-term debt	—	8,000
Secured convertible notes	2,739	11,824
Deferred rent	22,501	20,023
Other long-term liabilities	1,977	3,228

Total long-term liabilities	27,217	43,075

Convertible preferred stock	2,167	9,660

Total stockholders' equity	116,797	64,470

Total liabilities and stockholders' equity	$208,167	$181,055